Exhibit 10.1

DENDRITE INTERNATIONAL, INC. NEW HIRE AUTHORIZATION

As a technology and services company, non-qualified stock options, restricted stock, restricted stock units, and other equity awards (collectively, “Awards”) may constitute an essential inducement for individuals not previously employed by the Company or following a bona-fide period of non-employment (“new hires”) to accept employment with the Company or its subsidiaries.

The Compensation Committee of the Board of Directors (the “Committee”) may therefore grant Awards to new hires under this New Hire Authorization (this “Plan”) pursuant to and in accordance with the requirements of NASDAQ Rule 4350(i) or any subsequent successor NASDAQ rule permitting such new hire grants without shareholder approval, or, if the Company is then listed on a securities exchange other than NASDAQ, then any similar rule permitting new hire grants without shareholder approval promulgated by such other exchange (the “New Hire Rules”).

Awards for up to an aggregate of 3,000,000* shares of Common Stock (inclusive of previous Awards granted under this Plan) are authorized under this Plan, as such number of shares may be adjusted under this Plan and subject to this Plan’s “share counting rules”.

The terms and conditions of Awards shall generally be the same as for similar Awards granted under the Dendrite International, Inc. 1997 Stock Incentive Plan, including any amendment thereof or successor plan thereto (the “Incentive Plan”), except as otherwise approved by the Committee and shall otherwise comply with current or future SEC and applicable NASDAQ or other applicable securities exchange rules regarding shareholder approval including, if necessary, approval by a compensation committee consisting solely of independent directors or approval by a majority of the Company’s independent directors.  For stock options, the option exercise price will be the Fair Market Value of the Company’s Common Stock on the date of the grant.

For purposes of this Plan, the terms and provisions of the following sections of the Incentive Plan shall be identical to and incorporated into this Plan by reference:  Section 2 (except that “Participant” shall mean “new hires” as selected by the Committee under this Plan; “Fair Market Value” shall refer to the fair market value on the principal securities exchange or securities listing for the Common Stock at the time of grant; and “Options” shall refer exclusively to non-qualified stock options), Sections 4, 6, 7(c) through (e), 8, and 11 through 19.

The settlement of any Award may be accelerated, and cash paid in lieu of Common Stock in connection with such settlement, in the discretion of the Committee or upon the occurrence of one or more events specified by the Committee in the award agreement or subsequently.  Further, in the event any merger, consolidation or other similar corporate transaction or event affecting the Common Stock occurs such that an adjustment is determined by the Committee to be appropriate under this Plan, then the Committee may, in such manner as it may deem equitable, adjust any or all of the exercise price, grant price or purchase price relating to any Award or, if it deems it appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Award.

The Awards under this Plan are not subject to the Employee Retirement Income Security Act of 1974, as amended.

* This aggregate number of authorized shares under this Plan includes the increase by 1,500,000 shares added by resolution of the Board of Directors on September 15, 2005.